Consulting Agreement
                         (Superior Oil and Gas - Kenan)

     This agreement is entered into on December 6, 2005 by and between Superior Oil and Gas Co. ("Superior") of Yukon, Oklahoma and Thomas J. Kenan ("Kenan") of Oklahoma City, Oklahoma.

     In consideration of the following recitals, promises and undertakings, the parties agree as follows:

          1. Recitals by the Parties. Superior is an oil and gas exploration and development company and has a public market for its shares of common stock on the OTC Bulletin Board. Kenan is an attorney with decades of experience as a general corporate and securities law attorney and counselor. He has represented Superior in these capacities for almost ten years for no monetary compensation but, from time to time, for compensation in the form of shares of common stock of Superior. The parties intend that Kenan shall continue to provide counseling to Superior in the form of legal opinions and general legal advice on a day-to-day basis, for which services he shall be compensated in accordance with this Consulting Agreement, and in the form of reviewing and drafting legal documents, for which he shall be compensated with cash.

          2. Employment of Kenan as a legal counselor. Until terminated by either party, Superior shall employ Kenan to provide counseling to Superior in the form of legal opinions and general legal advice on a day-to-day, as-needed basis in the legal areas of general corporate law and state and federal securities laws ("the Consulting Services") and in the form of reviewing and drafting legal documents.

          3. Compensation for Kenan. As compensation for providing the Consulting Services, the directors of Superior shall compensate Kenan by granting him options to purchase one million shares of common stock of Superior at $0.10 a share exercisable at any time or from time to time on and after December 7, 2005.

          4. Controlling law. The interpretation and effect of this agreement shall be governed by Nevada law.

                     Superior Oil and Gas Co.


                     By: /s/ Daniel H. Lloyd           /s/ Thomas J. Kenan
                        ---------------------         ---------------------
                        Daniel H. Lloyd, CEO          Thomas J. Kenan











                                                                     Exhibit 4.1
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